Exhibit 4.16

DESCRIPTION OF SECURITIES OF SCILEX HOLDING COMPANY

General

The following description summarizes the most important terms of the securities of Scilex Holding Company (the “Company”, “we”, “us” or “our”). The following summary does not purport to be complete and is subject to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company’s Bylaws (the “Bylaws”), the Company’s Certificate of Designations (designating shares of the Company’s Series A Preferred Stock) (the “Series A Certificate of Designations”), the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series 1 Mandatory Exchangeable Preferred Stock (designating shares of the Company’s Series 1 Mandatory Exchangeable Preferred Stock (the “Series 1 Certificate of Designation”), and the provisions of applicable law. Copies of the Certificate of Incorporation and the Bylaws are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit. The stockholders are encouraged to read the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of (i) 740,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and (ii) 45,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which (A) 29,057,097 shares have been designated as Series A Preferred Stock and (B) 5,000,000 shares have been designated as Series 1 Mandatory Exchangeable Preferred Stock. As of March 25, 2025, there are 243,312,885 shares of Common Stock and 29,057,097 shares of Series A Preferred Stock issued and outstanding and no shares of Series 1 Mandatory Exchangeable Preferred Stock issued and outstanding.

Common Stock

The Certificate of Incorporation provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Dividend Rights

The holders of Common Stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by the board of directors of the Company (the “Board”) upon the shares of our capital stock, which dividends may be paid either in cash, in property or in shares of our capital stock, subject to preferences that may be applicable to preferred stock, if any, then outstanding. Subject to applicable law and the Certificate of Incorporation, our Board will have full power to determine whether any dividends shall be declared and paid to stockholders.

Voting Rights

Each holder of our Common Stock will be entitled to one vote for each share of our Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except for any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of our Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation or the DGCL. Any action or matter presented to the stockholders at a duly called or convened meeting, at which a quorum is present, is decided by the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon, except that our directors will be elected by a plurality of the votes cast.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our Preferred Stock, if any, then outstanding.

No Preemptive or Similar Rights

Our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Non-Assessable

The outstanding shares of our Common Stock are fully paid and non-assessable.

Our Preferred Stock

The Certificate of Incorporation authorizes our Board, subject to limitations prescribed by Delaware law, to issue up to 45,000,000 shares of preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, in each case without further vote or action by our stockholders. The number of authorized shares of our Common Stock and our Preferred Stock may be increased or decreased (but not below the number of the shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of our outstanding stock entitled to vote thereon.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

We filed the Series A Certificate of Designations, which designated 29,057,097 shares of our preferred stock as “Series A Preferred Stock”, all of which are issued and outstanding as of March 25, 2025. We filed the Series 1 Certificate of Designation, which designated 5,000,000 shares of our preferred stock as Series 1 Mandatory Exchangeable Preferred Stock, none of which are issued or outstanding as of March 25, 2025.

Series A Preferred Stock

Number and Designation

As of March 25, 2025, 29,057,097 shares of the Series A Preferred Stock are held by SCLX Stock Acquisition JV LLC, our indirect wholly-owned subsidiary, which shares were repurchased from Sorrento Therapeutics, Inc. (“Sorrento”) pursuant to the terms of the Stock Purchase Agreement, dated September 21, 2023, entered into between us and Sorrento (the “Sorrento SPA”) and represent all of the shares of Series A Preferred Stock that were previously owned by Sorrento. The shares of Series A Preferred Stock have all of the rights, preferences and privileges set forth in the Series A Certificate of Designations for such series of preferred stock as more fully described below.

Rank

The Series A Preferred Stock shall rank (i) senior to all of our Common Stock, and to all other classes or series of our capital stock, except for any such other class or series, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (“Junior Securities”); and (ii) on parity with each class or series of our capital stock, created specifically ranking by its terms on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (“Parity Securities”).

Dividend Rights

Holders of the Series A Preferred Stock shall not be entitled to dividends unless we pay dividends to holders of the Common Stock and shall be entitled to receive, when, as and if declared by our Board, such dividends (whether in cash or other property) as are paid to holders of our Common Stock to the same extent as if such holders of Series A Preferred Stock had been deemed to convert their shares of Series A Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

Liquidation Preference

In the event of a change of control, liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of our property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the greater of (i) the sum of $10.00 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the Series A Preferred Stock) and all accrued and unpaid dividends and (ii) the amount such share of Series A Preferred Stock would be entitled to receive pursuant to the change of control, liquidation, dissolution or winding-up of the Company assuming that such share had been converted into shares of Common Stock in a Deemed Conversion (as defined below).

Conversion and Redemption Rights

The shares of Series A Preferred Stock will not be convertible into Common Stock or any of our other securities and will not be redeemable by the Company; provided, however, a number of the rights, preferences and privileges of the Series A Preferred Stock set forth in the Series A Certificate of Designations will be determined based on an as-converted-to-Common Stock basis or otherwise assume that the shares of Series A Preferred Stock are converted into shares of Common Stock. Accordingly, the number of shares of Common Stock that each share of Series A Preferred Stock is deemed to be (or otherwise being treated as) converted into for the purpose of affecting the various rights, preferences and privileges of the Series A Preferred Stock set forth in the Series A Certificate of Designation (a “Deemed Conversion”), whether in connection with a change of control or otherwise, shall be equal to the result obtained by dividing (i) stated value by (ii) $10.00 (subject to anti-dilution adjustments).

Voting and Other Preferred Rights

Except as otherwise required by law or as set forth in the Series A Certificate of Designations, the holders of shares of Series A Preferred Stock will be entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Series A Preferred Stock will be entitled to one vote for each share of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion on the record date for the determination of the stockholders entitled to vote.

As long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (a) change the Series A Preferred Stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property except in accordance with the terms of the Series A Certificate of Designations; (b) create, authorize or issue any Parity Security or other equity security the terms of which provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company, or increase the authorized amount of any such other class or series; or (c) amend the Certificate of Incorporation or the Series A Certificate of Designations in any manner that adversely affects the holders of Series A Preferred Stock.

Registration Rights

Pursuant to the Registration Rights Agreement entered into on November 10, 2022, between us and the stockholders named therein (the “Registration Rights Agreement”), certain of our stockholders are able to demand that we register their registrable securities under certain circumstances and each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of all such registrable securities. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the Securities and Exchange Commission (the “SEC”) on December 27, 2022, in order to satisfy these obligations. The registration of these securities will enable the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement (as defined below). The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of our securities.

Anti-Takeover Matters in our Governing Documents and Under Delaware Law

Certain provisions of Delaware law, along with the Certificate of Incorporation and the Bylaws, all of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire the Company, which could deprive our stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our Common Stock and our Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Impact of the Equity Repurchase Transaction on Provisions Related to a Sorrento Trigger Event

Certain provisions of our Certificate of Incorporation related to the number of authorized directors, filling vacancies on the Board, removal of directors, stockholder actions by written consent, calling of special meetings of our stockholders, our election to not be governed by Section 203 of the DGCL and amendments to our Certificate of Incorporation and our Bylaws lapse upon or are triggered at the time Sorrento Therapeutics, Inc. (together with its affiliates, subsidiaries, successors and assigns (other than us and our subsidiaries), “Sorrento”) first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors (the “Sorrento Trigger Event”). Upon the closing of the equity repurchase transaction pursuant to the Sorrento SPA, a Sorrento Trigger Event occurred. The disclosures below related to the foregoing provisions are based on the occurrence of such event.

Classified Board of Directors

The Certificate of Incorporation provides that our Board is divided into three classes, with the classes as nearly equal in number as practical and each class serving three-year staggered terms. The directors in each class serve for a three-year term (except that the term of our current Class III directors shall expire at our 2025 annual meeting of stockholders (with three-year terms subsequently)), with one class being elected each year by the stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

The Certificate of Incorporation also provides that the total number of directors shall be determined from time to time exclusively by our Board.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that, except as otherwise required by law or the Certificate of Incorporation, directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, in each case subject to the rights of holders of any series of Preferred Stock.

In addition, the Certificate of Incorporation provides that, except as otherwise provided therein or by law, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in our Board, shall be filled only by a majority of the directors then in office, although less than a quorum, and shall not be filled by our stockholders, in each case subject to the rights of the holders of any series of Preferred Stock.

These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, changes in control of the Company or changes in our management.

Delaware Anti-Takeover Law

The Certificate of Incorporation provides that we are governed by Section 203 of the DGCL.

Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The Certificate of Incorporation provides that the restrictions on business combination of Section 203 of the DGCL will not apply to Sorrento or its current or future Affiliates (as defined in the Certificate of Incorporation) regardless of the percentage of ownership of the total voting power of all the then-outstanding shares of our capital stock entitled to vote generally in the election of directors beneficially owned by them.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our capital stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may only be called by order of the Chairperson of our Board, our Board or the Chief Executive Officer, subject to the rights of the holders of any series of Preferred Stock with respect to such series of preferred stock. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management.

Director Nominations and Stockholder Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information.

Generally, to be timely, a stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by us. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow any previously scheduled meeting of our stockholders to be postponed, adjourned or canceled by resolution of our Board. In addition, the Bylaws allow the chair of a meeting of the stockholders to adopt rules and regulations for the conduct of that meeting that may have the effect of precluding the conduct of certain business at that meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL and the terms of the Certificate of Incorporation, any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders, subject to the rights of the holders of any series of Preferred Stock with respect to such series of preferred stock.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the following provisions of the Certificate of Incorporation: Article V (Board of Directors), Article VI (Consent of Stockholders in Lieu of Meeting; Special Meetings of Stockholders), Article VII (Limitation of Liability), Article VIII (Corporate Opportunities and Competition), Article IX (Exclusive Forum), Article X (Section 203 of the DGCL) and Article XI (Amendment of Certificate of Incorporation and Bylaws), and no other provision may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in any of such Articles.

The Certificate of Incorporation and the Bylaws provide that our Board is authorized to make, alter and repeal the Bylaws, without the consent or vote of the stockholders, by an approval of a majority of the total authorized number of directors. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the Bylaws.

The provisions of the DGCL, the Certificate of Incorporation and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or of the Certificate of Incorporation or the Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. The foregoing exclusive forum provisions will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

In addition, the Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action. We may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

Limitation of Liability and Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any breach of their duty of loyalty to us or our stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL; or
•
any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws provide that we shall indemnify any person who is or was a director or officer of the Company or who is or was serving at our request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”) and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of the Company or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at our request), in each case against all liability and loss suffered (including, without limitation, any judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement consented to in writing by us) and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Bylaws provide that we may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at our expense, to protect us and any person who is or was a director, officer, employee or agent of the Company or is or was a director, officer, employee or agent of the Company serving at our request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not we would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Bylaws.

We have entered into indemnification agreements with each of our directors, executive officers and certain other employees as determined by our Board. These agreements, among other things, require us to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. Our Board believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation provides that, to the fullest extent permitted by law, no Identified Person (as defined therein) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates or (ii) otherwise investing in or providing services to any person that is engaged in the same or similar business activities as we or our affiliates are or competes with us or our affiliates. In addition, to the fullest extent permitted by law, no Identified Person will have any obligation to offer to us or our subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates. Subject to the preceding sentences and to the fullest extent permitted by applicable law, neither we nor any of our subsidiaries shall have any rights in any business interests, activities or ventures of any Identified Person, and we waive and renounce any interest or expectancy therein, except with respect to opportunities offered solely and expressly to our officers in their capacity as such.

Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. However, appraisal rights are not available in all circumstances.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our capital stock at the time of the transaction to which the action relates.

SPAC Warrants

On November 10, 2022, we consummated a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2022 (as amended, the “Merger Agreement”), by and among Vickers Vantage Corp. I (“Vickers”), Vantage Merger Sub Inc., a wholly owned subsidiary of Vickers (“Merger Sub”), and Scilex, Inc., the private Delaware corporation that is now our wholly owned subsidiary (formerly known as “Scilex Holding Company” and herein referred to as “Legacy Scilex”). Pursuant to the terms of the Merger Agreement, the Business Combination between Vickers and Legacy Scilex was effected through the merger of Merger Sub with and into Legacy Scilex with Legacy Scilex surviving as Vickers’s wholly owned subsidiary. In connection with the Business Combination, Vickers changed its name from Vickers Vantage Corp. I to Scilex Holding Company.

As of March 25, 2025, there are 6,958,309 outstanding SPAC Warrants. The “SPAC Warrants” include (i) 5,958,309 redeemable warrants with an exercise price of $11.50 per share that were previously included in the units issued in connection with the initial public offering of Vickers (the “Public Warrants”) and (ii) 1,000,000 warrants with an exercise price of $11.50 per share that were initially sold in a private placement to the sponsors of Vickers (the “Private Placement Warrants”).

Public Warrants

Each Public Warrant entitles the registered holder thereof to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement (as defined below). We may, in our sole discretion, lower the warrant exercise price at any time prior to the expiration date for a period of not less than 20 business days and any such reduction will be applied consistently to all of the warrants, provided that we will provide at least 20 days’ prior written notice to registered holders of the warrants.

However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of the Business Combination, warrantholders may, from the 91st day after the consummation of the Business Combination until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants will expire five years from the consummation of the Business Combination (i.e., November 10, 2027) at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

We may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•
at any time while the warrants are exercisable,
•
upon not less than 30 days’ prior written notice of redemption to each warrantholder,
•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given, and

•
if, and only if, there is an effective registration statement covering the Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption.

We may not exercise such redemption right if the issuance of the Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing per share price of our Common Stock and the warrant exercise price so that if the per share price of our Common Stock declines as a result of our redemption call, the redemption will not cause the per share price of our Common Stock to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders of warrants to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. For example, if a holder held 150 warrants to purchase 150 shares of our Common Stock and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares of our Common Stock without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors, including the price of our Common Stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. Requiring a cashless exercise in this manner will reduce the number of shares of our Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to use if we do not need the cash from the exercise of the Public Warrants.

The warrants are issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the registered holders of a majority of the then-outstanding warrants (including the Private Placement Warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of (i) a stock dividend or split up, (ii) a consolidation, combination, reverse stock split or reclassification of the Common Stock, (iii) extraordinary dividend or (iv) reclassification or reorganization of the outstanding Common Stock or an merger or consolidation of us with or into another corporation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below the par value per share issuable upon exercise of the warrants. Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, the warrant exercise price will be adjusted by multiplying such warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check or bank draft payable to the order of the warrant agent or wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrantholders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 9.8% of the Common Stock outstanding immediately after giving effect to such exercise.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants except that such Private Placement Warrants are exercisable for cash (even if a registration statement covering the issuance of the Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The foregoing summary of the terms and conditions of the SPAC Warrants does not purport to be complete and is qualified in its entirety by reference to the copy of the specimen warrant certificate and the Warrant Agreement that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Penny Warrants

In connection with the closing of the transactions contemplated by that certain securities purchase agreement, dated September 21, 2023, between us and Oramed Pharmaceuticals Inc. (“Oramed” and such agreement, the “Scilex-Oramed SPA”), we issued warrants to purchase Common Stock, having an exercise price of $0.01 per share, subject to adjustment as provided therein (such warrants, the “Penny Warrants”), to Oramed.

The warrant to purchase up to an aggregate of 4,500,000 shares of our Common Stock, with an exercise price of $0.01 per share, which we issued to Oramed pursuant to the Scilex-Oramed SPA (the “Closing Penny Warrant”), is exercisable upon the earliest of (i) March 14, 2025, (ii) the date on which the senior secured promissory note due 18 months from the date of issuance in the principal amount of $101,875,000 issued by us to Oramed pursuant to the Scilex-Oramed SPA (the “Oramed Note”) has been repaid in full and (iii) the Management Sale Trigger Date (as defined therein), if any, and expires on the date that is the fifth anniversary of the issuance date. For purposes of the Penny Warrants, the Management Sale Trigger Date is generally the first date on which either Dr. Henry Ji, our Executive Chairperson, or Mr. Jaisim Shah, our Chief Executive Officer and President and a member of the Board, engages in certain sales or other similar transfers of shares of Common Stock or other of our or any of our subsidiaries’ securities, subject to certain exceptions as are customary for lock-up agreements executed by directors and officers in connection with financings or similar transactions. The Closing Penny Warrants have been exercised in full and are no longer outstanding.

Pursuant to the Scilex-Oramed SPA, we issued to Oramed four warrants (each, a “Subsequent Penny Warrant”) to purchase up to an aggregate of 8,500,000 shares of our Common Stock, each with an exercise price of $0.01 per share, each for 2,125,000 shares of Common Stock, one of which shall vest and become exercisable on the date that is the later of (i) each of March 19, 2024, June 17, 2024, September 15, 2024 or December 14, 2024 (the “Subsequent Penny Warrant Vesting Date”) and (ii) the earliest of (A) March 14, 2025, (B) the date on which the Oramed Note has been repaid in full and (C) the Management Sale Trigger Date (as defined therein), if any. Each Subsequent Penny Warrant will expire on the date that is the fifth anniversary of the issuance date; provided that, if the Oramed Note is repaid in full prior to the Subsequent Penny Warrant Vesting Date applicable to such Subsequent Penny Warrant, such Subsequent Penny Warrant will expire on the date the Oramed Note is repaid in full. As of March 25, 2025, there were 6,500,000 Subsequent Penny Warrants that remain outstanding.

The exercise price of the Penny Warrants issued to Oramed pursuant to the Scilex-Oramed SPA is $0.01 per share, subject to adjustment as provided therein. The exercise price and number of shares of Common Stock issuable upon the exercise of the Penny Warrants will be subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or similar transaction, as described in the Penny Warrants; provided that there shall not be any adjustment to the exercise price of the Penny Warrants in the event we combine (by combination, reverse stock split or otherwise) our Common Stock into a smaller number of shares. Oramed may exercise the Penny Warrants by means of a “cashless exercise.” The Closing Penny Warrant and the Subsequent Penny Warrants utilize the same form of warrant.

The Penny Warrants may not be exercised if Oramed, together with its affiliates, would beneficially own in excess of 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Oramed Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, Oramed may increase or decrease the Oramed Beneficial Ownership Limitation.

The foregoing summary of the terms and conditions of the Penny Warrants does not purport to be complete and is qualified in its entirety by reference to the copy of the form of Penny Warrants that is attached as an exhibit to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Bought Deal Warrants

On February 29, 2024, we entered into that certain underwriting agreement with StockBlock Securities LLC and Rodman & Renshaw LLC, as the representatives (the “Bought Deal Representatives”) of the underwriters named therein, pursuant to which we sold, in an underwritten offering, (i) warrants to purchase up to 3,803,447 shares of Common Stock, issued to certain investors, with an exercise price of $1.70 per share (the “Bought Deal Common Warrants”), and (ii) warrants to purchase up to 470,588 shares of Common Stock, issued to the Bought Deal Representatives, with an exercise price of $2.125 per share (the “Bought Deal Representative Warrants”, and together with the Bought Deal Common Warrants, the “Bought Deal Warrants”). As of March 25, 2025, there were 4,274,035 Bought Deal Warrants that remain outstanding.

Subject to certain ownership limitations, the Bought Deal Common Warrants are exercisable immediately from the date of issuance and expire on the five-year anniversary of the date of issuance. The exercise price of the Bought Deal Common Warrants is subject to certain adjustments, including (but not limited to) for stock dividends, stock splits, combinations and reclassifications of Common Stock.

A holder (together with its affiliates) may not exercise any portion of the Bought Deal Common Warrants to the extent that the holder would own more than 4.99% of the Common Stock outstanding immediately after exercise (the “Bought Deal Beneficial Ownership Limitation”). However, upon at least 61 days’ prior notice from the holder to the Company, a holder may increase or decrease the Bought Deal Beneficial Ownership Limitation in accordance with the terms of the Bought Deal Common Warrant, provided that it does not exceed 9.99%.

The Bought Deal Representative Warrants are exercisable immediately from the date of issuance and have the same terms as the Bought Deal Common Warrants described above, except that the exercise price of the Bought Deal Representative Warrants is $2.125 per share.

The foregoing summaries of the terms and conditions of the Bought Deal Warrants do not purport to be complete and are qualified in their entirety by reference to the copies of the forms of Bought Deal Warrants that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

April 2024 RDO Warrants

On April 23, 2024, we entered into that certain securities purchase agreement with the investor named therein, pursuant to which we sold, in a registered direct offering, (i) warrants to purchase up to 15,000,000 shares of Common Stock, issued to the investor, with an exercise price of $1.10 per share (the “April 2024 RDO Common Warrants”), and (ii) warrants to purchase up to 1,200,000 shares of Common Stock, issued to StockBlock Securities LLC and Rodman & Renshaw LLC, as the exclusive placement agents in connection with the offering, with an exercise price of $1.25 per share (the “April 2024 RDO Placement Agent Warrants”, and together with the April 2024 RDO Common Warrants, the “April 2024 RDO Warrants”). As of March 25, 2025, all of the April 2024 RDO Warrants remain outstanding.

Subject to certain ownership limitations, the April 2024 RDO Common Warrants are exercisable on the six-month anniversary from the date of issuance and expire on the five-year anniversary of the date of issuance. The exercise price of the April 2024 RDO Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock.

A holder (together with its affiliates) may not exercise any portion of the April 2024 RDO Common Warrants to the extent that the holder would own more than 4.99% (or, at the purchaser’s option upon issuance, 9.99%) of the Common Stock outstanding immediately after exercise (the “April 2024 RDO Beneficial Ownership Limitation”). However, upon at least 61 days’ prior notice from the holder to the Company, a holder may increase or decrease the April 2024 RDO Beneficial Ownership Limitation in accordance with the terms of the April 2024 RDO Common Warrant, provided that it does not exceed 9.99%.

The April 2024 RDO Placement Agent Warrants are exercisable on the six-month anniversary of the date of issuance, expire five years from the commencement of sales in the offering and are substantially in the form of the April 2024 RDO Common Warrants described above, except that the exercise price of the April 2024 RDO Placement Agent Warrants is $1.25 per share.

The foregoing summaries of the terms and conditions of the April 2024 RDO Warrants do not purport to be complete and are qualified in their entirety by reference to the copies of the forms of April 2024 RDO Warrants that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Deposit Warrant

In connection with the transactions contemplated by that certain commitment side letter, dated June 11, 2024, between us and FSF 33433 LLC (“FSF”), we issued to FSF a warrant to purchase up to an aggregate of 3,250,000 shares of Common Stock (the “Deposit Warrant”). As of March 25, 2025, the full amount of the Deposit Warrant remains outstanding.

The Deposit Warrant is exercisable immediately from the date of issuance and expires on the fifth anniversary of such date. The exercise price of the Deposit Warrant is $1.20 per share, subject to adjustment as provided therein. The exercise price and number of shares of Common Stock issuable upon the exercise of the Deposit Warrant are subject to adjustment in the event of any stock dividend, stock split, recapitalization or similar transaction, as described in the Deposit Warrant; provided that there shall not be any adjustment to the exercise price of the Deposit Warrant in the event we combine (by combination, reverse stock split or otherwise) the Common Stock into a smaller number of shares.

The foregoing summary of the terms and conditions of the Deposit Warrant does not purport to be complete and is qualified in its entirety by reference to the copy of the form of Deposit Warrant that is attached as an exhibit to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Registered Convertible Financing Warrants

On October 7, 2024, we entered into that certain securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors and Oramed (collectively, the “Buyers”), pursuant to which we sold, in a registered offering, (i) warrants to purchase up to 7,500,000 shares of Common Stock, issued to the Buyers, with an initial exercise price of $1.09 per share and current exercise price of $1.04 per share (the “Registered Convertible Financing Common Warrants”), and (ii) warrants to purchase up to 3,669,724 shares of Common Stock, issued to StockBlock Securities LLC and Rodman & Renshaw LLC, as the exclusive placement agents in connection with the offering (the “Registered Convertible Financing Placement Agents”), with an initial exercise price of $1.09 per share and current exercise price of $1.04 per share (the “Registered Convertible Financing Placement Agent Warrants”, and together with the Registered Convertible Financing Common Warrants, the “Registered Convertible Financing Warrants”). As of March 25, 2025, there were 11,169,724 Registered Convertible Financing Warrants that remain outstanding.

The Registered Convertible Financing Common Warrants are exercisable immediately from the date of issuance and expire five years from the issuance date. The exercise price of the Registered Convertible Financing Common Warrants is subject to adjustment for any stock split, stock dividend, stock combination, recapitalization or similar event, and is also subject to full-ratchet adjustment (down to the Exercise Price Floor (as defined below)) in connection with a subsequent offering at a per share price less than the exercise price then in effect. The exercise price cannot be lower than $1.04 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “Exercise Price Floor”), unless shareholder approval is obtained to allow the Registered Convertible Financing Common Warrants to be exercised at a price lower than the Exercise Price Floor in accordance with Nasdaq listing rules. We are under no obligation to seek or obtain such shareholder approval.

A holder shall not have the right to exercise any portion of a Registered Convertible Financing Common Warrant to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99% (the “Registered Convertible Financing Beneficial Ownership Limitation”) of shares of Common Stock outstanding immediately after giving effect to such conversion. The Registered Convertible Financing Beneficial Ownership Limitation may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

The Registered Convertible Financing Placement Agent Warrants have the same terms as the Registered Convertible Financing Common Warrants described above, except that the Registered Convertible Financing Placement Agents have agreed not to exercise the Registered Convertible Financing Placement Agent Warrants for a period of 180 days following the date of issuance.

The foregoing summaries of the terms and conditions of the Registered Convertible Financing Warrants do not purport to be complete and are qualified in their entirety by reference to the copies of the forms of Registered Convertible Financing Warrants that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Registered Convertible Financing Convertible Notes

Pursuant to the Securities Purchase Agreement, we issued to the Buyers senior secured convertible notes in the aggregate principal amount of $50,000,000 (the “Registered Convertible Financing Notes”), which notes will be convertible into shares of Common Stock. As of March 25, 2025, we had Registered Convertible Financing Notes in the aggregate principal amount of $36,994,298 that remain outstanding, which notes will be convertible into 35,571,440 shares of Common Stock at the Conversion Price.

The aggregate principal balance of the Registered Convertible Financing Notes is $50,000,000. The aggregate purchase price for the Registered Convertible Financing Notes and the related warrants (described above) is

$45,000,000. The Registered Convertible Financing Notes have an original issue discount of 10.0%. We received in exchange for the issuance of the Registered Convertible Financing Notes to the Buyers an aggregate amount in cash equal to $22,500,000, excluding fees and expenses. We received from Oramed in consideration for the Registered Convertible Financing Notes issued to Oramed an exchange and reduction of the principal balance under that certain senior secured promissory note issued to Oramed on September 21, 2023 (the “Oramed Note”) of an equivalent amount. The Registered Convertible Financing Notes bear interest at a rate of 5.5% per annum, payable in arrears on the first trading day of each calendar quarter, beginning January 2, 2025, payable, at our option, either in cash or in shares of Common Stock, subject to certain conditions.

Unless earlier converted or redeemed, the Registered Convertible Financing Notes will mature on the two-year anniversary of the issuance date, subject to extension at the option of the holder in certain circumstances as provided in the Registered Convertible Financing Notes. All amounts due under the Registered Convertible Financing Notes are convertible at any time, in whole or in part, and subject to certain beneficial ownership limitations, at the option of the holder into shares of our Common Stock at an initial conversion price equal to $1.09 per share and current conversion price of $1.04 per share (the “Conversion Price”), subject to adjustment as described in the Registered Convertible Financing Notes. The Registered Convertible Financing Notes are our senior secured obligation (alongside and in certain circumstances described herein subordinate to, the Oramd Note) and rank senior to the right to payment of the holders of our unsecured debt, except as described herein.

At any time after issuance, all amounts due under the Registered Convertible Financing Notes are convertible, in whole or in part, at the holder’s option, into Common Stock at the Conversion Price, which is subject to (i) proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and (ii) full-ratchet adjustment (down to the Conversion Price Floor (as defined below)) in connection with a subsequent offering at a per share price less than the fixed conversion price then in effect. The Conversion Price cannot be lower than $1.04 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “Conversion Price Floor”) unless shareholder approval is obtained to allow the Registered Convertible Financing Notes to convert at a price lower than the Conversion Floor Price in accordance with Nasdaq listing rules. We are under no obligation to seek or obtain such shareholder approval.

The Registered Convertible Financing Notes held by an individual holder may not be converted into shares of Common Stock to the extent such conversion would result in holder (together with certain related parties of holder) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of shares of the Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage with respect to a holder and certain related parties may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

We have the right (assuming no failure of certain specific conditions relating to our equity) to redeem in cash all, but not less than all, the amount then outstanding under the Notes at a 35% redemption premium to the greater of (i) the amount then outstanding under the Registered Convertible Financing Notes to be redeemed, and (ii) the equity value of Common Stock underlying such Registered Convertible Financing Notes. We have a mandatory obligation to redeem the Registered Convertible Financing Notes upon an event of default bankruptcy.

The Registered Convertible Financing Notes are subject to redemption by us at the election of a holder in certain circumstances as more fully described therein, including, among other events, a change of control of the Company, a subsequent placement of certain securities of the Company, and asset sales by the Company.

The Registered Convertible Financing Notes contain affirmative and negative covenants binding on the Company and its subsidiaries which restrict, among other things, the Company and its subsidiaries from incurring indebtedness or liens, redeeming securities, repaying certain indebtedness or declaring or paying any cash dividend or distribution, selling or disposing of any assets or rights of the Company and its subsidiaries, entering into or being a party to any transactions with any affiliates, incurring or guaranteeing any indebtedness or permitting the acceleration of any indebtedness, in each case as more fully set forth in, and subject to certain qualifications, exceptions, and “baskets” set forth in the Oramed Note. In addition, at the request of the holder, not more frequently than once per fiscal year, we shall hire an independent, reputable investment bank to investigate whether any breach of the Registered Convertible Financing Notes has occurred if an event constituting an event of default has occurred and is continuing or any holder reasonably believes that an event constituting an event of default has occurred or is continuing.

The Registered Convertible Financing Notes contain certain customary events of default, including, without limitation a cross-default to other specified indebtedness or any other indebtedness involving an obligation of $5,000,000 or more. The interest rate of the Registered Convertible Financing Notes will automatically increase to 15.0% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default. We are also required to pay a late charge of 15.0% on any amount of principal or other amounts that are not paid when due (solely to the extent such amounts are not then accruing interest at the Default Rate).

The Registered Convertible Financing Notes prohibit us from entering into specified fundamental transactions unless the successor entity assumes all of our obligations under the Registered Convertible Financing Notes under a written agreement approved by the required holders of the Registered Convertible Financing Notes before the transaction is completed. Upon consummation of specified fundamental transactions, the successor entity must confirm that upon conversion or redemption of the Registered Convertible Financing Notes thereafter, shares of the successor entity will be issuable upon such conversion or redemption. As noted above, the holders of the Registered Convertible Financing Notes have certain redemption rights upon a fundamental transaction constituting a change of control.

In connection with any amortization, certain redemptions or other repayment of the Registered Convertible Financing Notes, we shall also pay an amount equal to the amount of additional interest that would accrue under such Registered Convertible Financing Notes at the interest rate then in effect assuming that the amount so converted, redeemed, amortized or otherwise repaid on such date of determination instead remained outstanding through and including the maturity date of such Registered Convertible Financing Notes.

The foregoing summaries of the terms and conditions of the Registered Convertible Financing Notes do not purport to be complete and are qualified in their entirety by reference to the copies of the forms of Registered Convertible Financing Notes that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

December 2024 RDO Warrants

On December 11, 2024, we entered into that certain securities purchase agreement with the investors named therein, pursuant to which we sold, in a registered direct offering, (i) warrants to purchase up to 57,512,958 shares of Common Stock, issued to the investors, with an exercise price of $0.649 per share (the “December 2024 RDO Common Warrants”), and (ii) warrants to purchase up to 4,601,036 shares of Common Stock, issued to StockBlock Securities LLC, with an exercise price of $0.7375 per share (the “December 2024 RDO Placement Agent Warrants”, and together with the December 2024 RDO Common Warrants, the “December 2024 RDO Warrants”). As of March 25, 2025, there were 62,113,994 December 2024 RDO Warrants that remain outstanding.

The December 2024 RDO Common Warrants, subject to certain ownership limitations, become exercisable on the six month anniversary of the date of issuance and one half of the December 2024 RDO Common Warrants (or December 2024 RDO Common Warrants to purchase an aggregate of 28,756,479 shares of Common Stock) have a term that expires five years from the date of issuance and the remaining one-half of such December 2024 RDO Common Warrants (or December 2024 RDO Common Warrants to purchase an aggregate of 28,756,479 shares of Common Stock) have a term that expires two and one-half years from the date of issuance.

The December 2024 RDO Placement Agent Warrants are exercisable on the six-month anniversary of the date of issuance and one half of the December 2024 RDO Placement Agent Warrants (or December 2024 RDO Placement Agent Warrants to purchase an aggregate of 2,300,518 shares of Common Stock) have a term that expires five years from the commencement of sales in the offering and the remaining one-half of such December 2024 RDO Placement Agent Warrants (or December 2024 RDO Placement Agent Warrants to purchase an aggregate of 2,300,518 shares of Common Stock) have a term that expires on the date that is two and one-half years from the date of issuance.

The exercise price of the December 2024 RDO Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock. A holder (together with its affiliates) may not exercise any portion of the December 2024 RDO Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the outstanding shares of Common Stock immediately after exercise (the “December 2024 RDO Beneficial Ownership Limitation”). However, upon at least 61 days’ prior notice from the holder to the Company, a holder may increase or decrease the December 2024 RDO Beneficial Ownership Limitation in accordance with the terms of the December 2024 RDO Warrant, provided that it does not exceed 9.99%.

The foregoing summaries of the terms and conditions of the December 2024 RDO Warrants do not purport to be complete and are qualified in their entirety by reference to the copies of the forms of December 2024 RDO Warrants that are attached as exhibits to the Company’s Annual Report on Form 10-K to which this document is an exhibit.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Shares of our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “SCLX” and “SCLXW”, respectively.